Exhibit 99.1
KIRKLAND’S RENEWS CREDIT FACILITY

NASHVILLE, Tenn. (December 11, 2019) - Kirkland's, Inc. (NASDAQ: KIRK) today announced it has amended and extended its $75 million senior secured credit facility with Bank of America, N.A. The $75 million credit facility, with a maturity date of December 2024, replaces the previous facility that was set to mature in February 2021. The structure and terms of the credit facility are substantially the same as the previous facility.
Nicole Strain, Kirkland’s Executive Vice President and Chief Financial Officer, said, “We look forward to our continued partnership with Bank of America and are pleased to have secured this financing for another five years. We have repaid all outstanding borrowings and don't expect any additional needs for the remainder of fiscal 2019, which sets us up with a strong liquidity position heading into 2020.”
About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 432 stores in 37 states as well as an e-Commerce enabled website, www.kirklands.com.  The Company’s stores present a broad selection of distinctive merchandise, including holiday décor, framed art, furniture, ornamental wall décor, fragrance and accessories, mirrors, lamps, decorative accessories, textiles, housewares, gifts, artificial floral products, frames, clocks and outdoor living items.  The Company’s stores offer an extensive assortment of holiday merchandise during seasonal periods as well as items carried throughout the year suitable for gift-giving.  More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 29, 2019 and subsequent reports. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.